For Immediate Release

October 31, 2006

First Century Bankshares, Inc.

Reports 2006 Third Quarter Earnings

Bluefield, WV -- First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $411 million bank holding company, announced earnings of $1,214,000 for the three-month period ending September 30, 2006. This represents an increase of approximately 19.0% from the $1,020,000 earned during the same period in 2005. On a per share basis, net income increased to $0.62 per diluted share for the three months ended September 30, 2006, compared to $0.52 per diluted share for the three months ended September 30, 2005. This increase reflects an improvement in interest income from variable rate loans because of rising short-term interest rates. Additionally, management continues to implement strategies to increase the assets of the Corporation and leverage its liabilities to enhance shareholder value.

Net income for the third quarter of 2006 produced an annualized return on average equity (ROAE) of 12.97% and an annualized return on average assets (ROAA) of 1.19% compared with third quarter 2005 ratios of 11.37% and 1.06%, respectively. Dividends for the third quarter of 2006 increased 4.2% to $0.25 per share from $0.24 per share paid for the third quarter of 2005.

Net interest income, for the three-month period ended September 30, 2006 was $4,079,000, an increase of $235,000, or 6.1%, as compared to $3,844,000 for the third quarter of 2005. This increase reflected an overall increase in earning assets. Maintaining a strong interest margin continues to be a focus of management as certificates of deposit continue to reprice from historically low interest rate levels. Net interest margins for the three months ended September 30, 2006 and 2005 were 4.00% and 3.98%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,226,000 for the three-month period ended September 30, 2006 and represented an increase of $96,000, or 8.5%, compared to $1,130,000 for the same period in 2005. This improvement was primarily due to increased income from fiduciary activities.

Noninterest expense of $3,393,000 for the quarter ended September 30, 2006 represented an increase of $167,000, or 5.2%, from $3,226,000 for the same period in 2005. Other noninterest expense increases were primarily due to increased costs for employee benefit programs and premises and equipment expenses.

The provision for loan losses was $78,000 for the three months ended September 30, 2006. This was a decrease of $102,000, or 56.7%, compared to the provision of $180,000 for the same period in 2005.

The performance of the Corporation during the first three quarters of 2006 resulted in net income of $3,349,000 for the nine-month period ending September 30, 2006. This represents a 12.8% increase from the $2,968,000 earned during the same period in 2005. On a per share basis, net income increased to $1.70 per diluted share for the nine-month period ended September 30, 2006, from $1.49 per diluted share for the nine-month period ended September 30, 2005. Again, this reflects the impact of rising short-term interest rates on the variable nature of our loan portfolio, along with an overall increase in earning assets during the period.

Net income for the first nine months of 2006 produced an ROAE of 12.15% and an ROAA of 1.12% compared with 11.05% and 1.03%, respectively, for the same period in the prior year. Dividends through the third quarter of 2006 increased 7.1% to $0.75 per share from $0.70 per share for the nine-month period ended September 30, 2005.

Net interest income, for the nine-month period ended September 30, 2006 was $12,091,000, an increase of $520,000, or 4.5%, as compared to $11,571,000 for the first nine months of 2005. Net interest margins for the nine months ended September 30, 2006 and 2005 were 4.04% and 4.02%, respectively.

Noninterest income, exclusive of securities gains and losses, was $3,551,000 for the nine-month period ended September 30, 2006 and represented an increase of $500,000, or 16.4%, compared to $3,051,000 for the same period in 2005. This improvement was primarily due to increases in service charges on deposit accounts from a new overdraft program that was implemented late in the first half of 2005 and contributed a full nine months in 2006. Additionally, increases in fees from fiduciary activities contributed to the overall increase in noninterest income.

Noninterest expense of $10,284,000 for the nine months ended September 30, 2006 represented an increase of $497,000, or 5.1%, from $9,787,000 for the same period in 2005. Again, other noninterest expense increases were primarily due to increased costs for employee benefit programs, premises and equipment expense and data processing related expenses.

The provision for loan losses was $169,000 for the nine months ended September 30, 2006. This was a decrease of $117,000, or 40.9%, compared to the provision of $286,000 for the same period in 2005.

Total assets at September 30, 2006 were $410,639,000 as compared to $390,789,000 at December 31, 2005, or an increase of $19,850,000, or 5.1%. The loan portfolio increased 9.8% during this nine-month period to $282,906,000 at September 30, 2006, from $257,732,000 at December 31, 2005. This increase was attributable to management's strategy to expand the Corporation's commercial loan participation efforts with several community banks in Virginia. The investment portfolio decreased approximately $1,572,000, or 1.6%, during this same period.

Total deposits increased by $15,943,000 to $348,734,000 at September 30, 2006 from $332,791,000 at December 31, 2005. Noninterest-bearing deposits decreased by $5,029,000, or 9.9%, which management believes to be seasonal fluctuations from some larger commercial customers. Interest-bearing deposits increased $20,972,000, or 7.4%, during this same period, further reflecting the Corporation's growth strategy.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets improved from 0.80% at December 31, 2005 to 0.62% at September 30, 2006. Overall, management is pleased with the recent trends in reduced provision for loan losses and nonperforming assets as it signals results from the significant efforts in recent years to enhance underwriting standards and asset quality.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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